RED MOUNTAIN RESOURCES, INC. 8-K

Exhibit 99.1

Red Mountain Resources, Inc. Announces Public Offering of Preferred Stock

DALLAS, TX, August 12, 2014 – Red Mountain Resources, Inc. (OTCQB : RDMP.QB) (the “Company”) announced today that it plans to offer shares of its 10.0% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) in an underwritten public offering.

The public offering price and other terms of the Series A Preferred Stock are to be determined by negotiations between the Company and the underwriters. The Company also plans to grant the underwriters a 45-day option to purchase additional shares of Series A Preferred Stock on the same terms and conditions to cover over-allotments, if any. The Company has filed an application to list the Series A Preferred Stock on the NASDAQ Capital Market.

The Company intends to use the net proceeds from the offering to fund a portion of its fiscal 2015 development program.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (the “SEC”). Northland Capital Market and Euro Capital Market are acting as co-book-running managers of the offering. ‘Northland Capital Markets’ is the trade name for certain capital market and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

This offering is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the applicable prospectus supplement and prospectus for more complete information about the Company and the offering. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from either of the following:

Northland Capital Markets

Ted Warner

45 South 7th Street, Suite 200

Minneapolis, MN 55402

(612) 851-4906

twarner@northlandcapitalmarkets.com

Euro Pacific Capital

Jayson Schroeder

1201 Dove Street, Suite 200

Newport Beach, CA 92660

(949) 732-3543

jschroeder@europac.net

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call

The Company will discuss the offering via live webcast and teleconference at 4:15 p.m. Eastern Time on August 12, 2014. To access the presentation, please login to the webcast by http://www.investorcalendar.com/IC/CEPage.asp?ID=173090 and to access the teleconference, please dial 877-407-8035 domestically or 201-689-8035 for international callers at least five minutes prior to the 4:15 p.m. ET start time. No replay will be available.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. is a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, the Company has established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, the Company has an established and growing acreage position in Kansas. For more information, please go to www.RedMountainResources.com.

Safe Harbor Statement

This press release contains forward-looking information, including information regarding the proposed offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended May 31, 2013, its Form 10-Q for the quarter ended March 31, 2014, and its other filings with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.